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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                           Wheeling-Pittsburgh Corp
    ------------------------------------------------------------------------
                                (Name of Issuer)


                                    Common
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  963142302
         ---------------------------------------------------------------
                                 (CUSIP Number)


                               November 3, 2003
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [X] Rule 13d-1(b)
 [ ] Rule 13d-1(c)
 [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 963142302
          ---------------
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         (a) U.S. Trust Corporation*                      13-292 7955
         (b) United States Trust Company of New York      13-546 9866
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  [ ]
         (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
                                     USA
  ------------------------------------------------------------------------

                 5.  Sole Voting Power
    Number            4,000,000*1
    Shares       ---------------------------------------------------------
    Beneficially 6.  Shared Voting Power
    Owned by
    Each         ---------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person            4,000,000*1
                 ---------------------------------------------------------
                 8.  Shared Dispositive Power

  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                     See 5
  ------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         [ ]
  ------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)
                     40%*1
  ------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)
                     (a) HC
  ------------------------------------------------------------------------
                     (b) BK
  ------------------------------------------------------------------------

  ------------------------------------------------------------------------

  ------------------------------------------------------------------------

  * U.S. Trust Corporation is a wholly-owned direct subsidiary of The Charles Schwab Corporation. Each entity files reports completely separate and independent from the other. Correspondingly, neither entity shares with the other any information and/or power with respect to either the voting and/or disposition of the securities reported by each.

  *1 U.S. Trust, NA, a subsidiary of (a), is Investment Manager of Issuer's
     Retiree Plan.

 Item 1.

         (a) Name of Issuer
             Wheeling-Pittsburgh Corp

         (b) Address of Issuer's Principal Executive Offices
             1134 Market Street
             Wheeling, WV 26003
 Item 2.

         (a) Name of Person Filing
             U.S. Trust Corporation/United States Trust Company of New York

         (b) Address of Principal Business Office or, if none, Residence 114 W. 47th Street
             New York, NY 10036

         (c) Citizenship
             USA

         (d) Title of Class of Securities
             Common

         (e) CUSIP Number
             963142302

 Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [   ] Broker or dealer registered under section 15 of the Act (15
                   U.S.C. 78o).
         (b) [ X ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).
         (c) [   ] Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c).
         (d) [   ] Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) [   ] An investment adviser in accordance with Section
                   240.13d-1(b)(1)(ii)(E);
         (f) [   ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
         (g) [ X ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
         (h) [   ] A savings associations as defined in section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [   ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [   ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

 Item 4. Ownership.

 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 4,000,000
                                       -------------------------.
         (b) Percent of class:          40%
                                       -------------------------.
         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote
                                       See 4(a)
                                       -------------------------.

             (ii)  Shared power to vote or to direct the vote

                                       -------------------------.

             (iii) Sole power to dispose or to direct the disposition of
                                       See 4(a)
                                       -------------------------.

             (iv)  Shared power to dispose or to direct the disposition of

                                       -------------------------.

 Instruction. For computations regarding securities which represent a right to acquire an underlying security see Sec. 240.13d3(d)(1).

 Item 5. Ownership of Five Percent or Less of a Class

 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


 Item 6. Ownership of More than Five Percent on Behalf of Another Person.



 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person


 Item 8. Identification and Classification of Members of the Group


 Item 9. Notice of Dissolution of Group

 Item 10. Certification

          (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         November 6, 2003
                                  -----------------------------------
                                                Date

                                       Joseph A. Tricarico
                                  -----------------------------------
                                             Signature

                                    Authorized Agent/Vice President
                                           and Trust Counsel
                                  -----------------------------------
                                             Name/Title